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                                                                    Exhibit 8.2



                        [Wachtell, Lipton, Rosen & Katz Letterhead]









                                      August 16, 1999




Energy East Corporation
P.O. Box 1196
Stamford, Connecticut 06904-1196

Ladies and Gentlemen:

         Reference is made to the Registration Statement on Form S-4 (the "REGISTRATION STATEMENT") of Energy East Corporation, a New York corporation ("ENERGY EAST"), relating to the merger (the "MERGER") of CTG Resources, Inc., a Connecticut corporation, with and into Oak Merger Co., a Connecticut corporation and a wholly owned subsidiary of Energy East.

          We have participated in the preparation of the discussion set forth in the section entitled "The Merger--Material Federal Income Tax Consequences of the Merger." In our opinion, such discussion, insofar as it relates to the federal income tax consequences of the Merger, is accurate in all material respects.

          We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended.

                                       Very truly yours,

                                       /a/ Wachtell, Lipton, Rosen & Katz